UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2007

SUNESIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51531	94-3295878
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

341 Oyster Point Boulevard South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2007, the Company announced the appointment of Valerie L. Pierce, age 44, to serve as Senior Vice President, General Counsel and Corporate Secretary.

Ms. Pierce most recently served as General Counsel for the Institute for OneWorld Health, a nonprofit pharmaceutical company. Previously, Ms. Pierce served as Assistant General Counsel with Tularik Inc. from 2000 through the company's acquisition by Amgen in 2004. Prior to joining Tularik, Ms. Pierce served as Senior Corporate Counsel with ALZA Corporation and as an Associate at Jackson, Tufts, Cole & Black in the Corporate and Securities Group. Ms. Pierce received her Juris Doctor from Yale Law School and her Bachelor of Arts degree from Yale University.

The Compensation Committee of the Company's Board of Directors approved an initial base annual salary of $285,000. In addition, Ms. Pierce is eligible to receive an annual bonus equal up to 30% of her annual salary, subject to approval of the Company’s Board of Directors. The Compensation Committee also approved an employment commencement grant to Ms. Pierce of a non-qualified stock option to purchase 120,000 shares of Sunesis common stock, to be effective April 30, 2007. This option award was granted without shareholder approval pursuant to Nasdaq Marketplace Rule 4350 (i)(1)(A)(iv) and with the following material terms: (a) an exercise price equal to the fair market value of the Company's common stock on the grant date, (b) a term of ten years, and (c) a vesting schedule providing that the option is exercisable as to one-quarter of the total grant on the first anniversary of Ms. Pierce's hire, and one-forty-eighth of the total grant each month thereafter until the grant is fully vested.

Ms. Pierce’s employment with the Company is at-will, as defined under applicable law, meaning that either the Company or Ms. Pierce may terminate the relationship at any time for any reason or no reason, without further obligation or liability.

Effective as of May 14, 2007, the Company will enter into an Executive Severance Benefits Agreement with Ms. Pierce. If Ms. Pierce’s employment is terminated in anticipation of a change of control, 50% of Ms. Pierce’s then-outstanding stock awards will become immediately and fully vested and exercisable. In addition, if Ms. Pierce’s employment with the Company is terminated without cause or she is constructively terminated within 12 months following a change of control of the Company, all of her then-outstanding stock awards will become immediately and fully vested and exercisable. If Ms. Pierce’s employment with the Company is terminated without cause or she is constructively terminated prior to, or more than 12 months following, a change of control of the Company, the vesting and/or exercisability of each of her then-outstanding stock awards will be accelerated on the date of termination as to the number of stock awards that would vest over the 12-month period following the date of termination had Ms. Pierce remained continuously employed by the Company during such period. Additionally, if Ms. Pierce’s employment with the Company is terminated without cause or she is constructively terminated within 12 months following a change of control of our Company, she is entitled to receive the following severance benefits subject to the terms of the agreement: (i) a lump sum payment equal to 14 months of her base salary at the time of termination; (ii) a lump sum payment equal to 117% of her target bonus for the fiscal year during which the termination occurs, with such bonus determined assuming that all of the performance objectives for such fiscal year have been obtained; and (iii) continued health benefits for 14 months following termination. Likewise, if her employment with us is terminated without cause or she is constructively terminated prior to, or more than 12 months following, a change of control of the Company, Ms. Pierce is entitled to receive the following severance benefits subject to the terms of the agreement: (i) a payment equal to 9 months of her base salary at the time of termination; and (ii) continued health benefits for 9 months following termination.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Executive Severance Benefits Agreement, to be effective May 14, 2007, by and between the Registrant and Valerie L. Pierce.

* * * * * * * * *

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Date: April 19, 2007	By:	/s/ ERIC H. BJERKHOLT
Eric H. Bjerkholt
Senior Vice President, Corporate Development and Finance

Exhibit Index

Exhibit No.	Description

99.1	Executive Severance Benefits Agreement, to be effective May 14, 2007, by and between the Registrant and Valerie L. Pierce.